As filed with the Securities and Exchange Commission on June 9, 2011
Registration No. 333- ____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Walgreen Co.
(Exact Name of Registrant as Specified in its Charter)

Illinois (State or other Jurisdiction of Incorporation or Organization)	36-1924025 (I.R.S. Employer Identification No.)
200 Wilmot Road, Deerfield, Illinois 60015
(Address and Zip Code of Principal Executive Offices)

drugstore.com, inc. 1998 Stock Plan, as amended
drugstore.com, inc. 2008 Equity Incentive Plan, as amended
(Full Title of the Plans)

Dana I. Green
Executive Vice President, General Counsel and Corporate Secretary
Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015
Telephone: (847) 315-3004
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)
With copies to:
Joseph H. Greenberg, Esq.
Mark L. Dosier, Esq.
Walgreen Co.
104 Wilmot Road
Deerfield, Illinois 60015
Telephone: (847) 315-2500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Securities	to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share	Price	Registration Fee
Common Stock ($.078125 par value)	250,630 shares (2)	$34.56(3)	$8,661,772.80(3)	$1,006(3)
Common Stock ($.078125 par value)	149,023 shares (4)	$43.03(5)	$6,412,459.69(5)	$745(5)
Total	399,653 shares			$1,751

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares of Common Stock that may be offered or issued under the equity awards described below as a result of a stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents (i) 79,767 shares subject to issuance upon the exercise of stock options outstanding under the drugstore.com, inc. 1998 Stock Plan, as amended, and adjusted and assumed by the Registrant on June 3, 2011 pursuant to the Agreement and Plan of Merger among the Registrant, Dover Subsidiary, Inc. and drugstore.com, inc. dated as of March 23, 2011 (the “Merger Agreement”), and (ii) 170,863 shares subject to issuance upon the exercise of stock options outstanding under the drugstore.com, inc. 2008 Equity Incentive Plan, as amended, and adjusted and assumed by the Registrant on June 3, 2011 pursuant to the Merger Agreement.

(3)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rule 457(h) under the Securities Act based upon the weighted average exercise price of the outstanding options under the plans of drugstore.com, inc. assumed by the Registrant.

(4)	Represents 149,023 shares issuable pursuant to outstanding equity awards under the drugstore.com, inc. 2008 Equity Incentive Plan, as amended, and adjusted and assumed by the Registrant on June 3, 2011 pursuant to the Merger Agreement.

(5)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales price of the Common Stock as reported on the New York Stock Exchange on June 8, 2011.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is filed by the Registrant in connection with the Agreement and Plan of Merger dated as of March 23, 2011 among the Registrant, Dover Subsidiary, Inc. (a wholly-owned subsidiary of the Registrant (“Merger Sub”)) and drugstore.com, inc. (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub was merged with and into drugstore.com, inc. (the “Merger”), with drugstore.com, inc. continuing as a wholly-owned subsidiary of the Registrant. The Merger became effective on June 3, 2011 at which time the Registrant acquired the drugstore.com, inc. 1998 Stock Plan, as amended, and the drugstore.com, inc. 2008 Equity Incentive Plan, as amended and adjusted and assumed outstanding equity awards under such plans in accordance with the terms and conditions of the Merger Agreement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010;

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2010 and Quarterly Report on Form 10-Q, as amended, for the fiscal quarter ended February 28, 2011;

3.	The Registrant’s Current Reports on Form 8-K filed on October 6, 2010, November 12, 2010, December 6, 2010, January 19, 2011, March 9, 2011, March 24, 2011 and April 14, 2011; and

4.	The description of the Registrant’s common stock contained in its Registration Statement pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating such description.
     In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents, provided that, unless specifically stated to the contrary, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into or otherwise included in this Registration Statement. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Dana I. Green, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. As of May 31, 2011, Ms. Green beneficially owned approximately 78,968 shares of Common Stock (including shares underlying restricted stock units) and held options to acquire 281,419 shares of Common Stock (68,876 of which were exercisable, in-the-money options), representing in the aggregate less than 0.1% of the Registrant’s outstanding Common Stock.
Item 6. Indemnification of Directors and Officers.
     Section 8.75 of the Illinois Business Corporation Act (the “IBCA”) provides that a corporation may indemnify any person who, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement payments actually and reasonably incurred in connection with the action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation and, in criminal actions or proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit and only if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation except to the extent that the adjudicating court otherwise provides. To the extent that a present or former director, officer or employee of the corporation has been successful in defending any such action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. Expenses (including attorney’s fees) incurred by an officer or director in defending an action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding, provided that the director or officer undertakes to repay such advances should it ultimately be determined that the officer or director is not entitled to be indemnified pursuant to Section 8.75 of the IBCA.
     The By-Laws of the registrant provide that the registrant shall, in the case of persons who are or were directors or officers of the registrant, and may, as to other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent, or is or was serving at the request of the registrant as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise. This provision is applicable to all expenses (including attorneys’ fees and other expenses of litigation), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the registrant in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification.
     Restated Article R-VIII of the registrant’s Articles of Incorporation, as amended, provides that the directors of the registrant shall not be liable to the registrant or to the shareholders of the registrant for monetary damages for breach of fiduciary duties as a director, other than liability (i) for any breach of the director’s duty of loyalty to the registrant or the shareholders of the registrant, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the IBCA or (iv) for any transaction from which the director derived an improper personal benefit.
     The indemnification provided for by Section 8.75 of the IBCA is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and a corporation may maintain insurance on behalf of any person who is or was a director, officer, employee or agent against liabilities for which indemnification is not expressly provided by the IBCA. The directors and officers of the registrant are insured under a directors and officers liability insurance policy maintained by the registrant.
     The foregoing summaries are subject to the complete text of the IBCA and the registrant’s amended and restated articles of incorporation and by-laws and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See the attached Exhibit Index, which is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on this 9th day of June, 2011.

WALGREEN CO.
By:	/s/ Wade D. Miquelon
Wade D. Miquelon
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory D. Wasson and Wade D. Miquelon, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done. This Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 9th day of June, 2011.

/s/ Gregory D. Wasson	/s/ Wade D. Miquelon

Gregory D. Wasson President, Chief Executive Officer and Director (Principal Executive Officer)	Wade D. Miquelon Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mia M. Scholz	/s/ Alan G. McNally

Mia M. Scholz Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	Alan G. McNally Chairman of the Board and Director

/s/ David J. Brailer	/s/ Steven A. Davis

David J. Brailer, Director	Steven A. Davis, Director

/s/ William C. Foote	/s/ Mark P. Frissora

William C. Foote, Director	Mark P. Frissora, Director

/s/ Ginger L. Graham	/s/ Nancy M. Schlichting

Ginger L. Graham, Director	Nancy M. Schlichting, Director

/s/ David Y. Schwartz	/s/ Alejandro Silva

David Y. Schwartz, Director	Alejandro Silva, Director

/s/ James A. Skinner

James A. Skinner, Director

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Exhibit Index

Exhibit	Description of Document	Reference
4.1	Amended and Restated Articles of Incorporation of Walgreen Co.	Incorporated by reference to Exhibit 3.1 to Walgreen Co.’s Current Report on Form 8-K (File No. 1-00604) filed with the SEC on January 19, 2011.

4.2	Amended and Restated By-Laws of Walgreen Co., as amended effective as of September 1, 2008.	Incorporated by reference to Exhibit 3.1 to Walgreen Co.’s Current Report on Form 8-K (File No. 1-00604), filed with the SEC on September 5, 2008.

5.1	Opinion of Dana I. Green, Executive Vice President, General Counsel & Corporate Secretary of Walgreen Co.	Filed herewith.

23.1	Consent of Deloitte & Touche LLP	Filed herewith.

23.2	Consent of Dana I. Green, Executive Vice President, General Counsel & Corporate Secretary of Walgreen Co.	Included in Exhibit 5.1.

24.1	Powers of Attorney	Included on the signature page of this Registration Statement.

99.1	drugstore.com, inc. 1998 Stock Plan, as amended	Filed herewith

99.2	drugstore.com, inc. 2008 Equity Incentive Plan, as amended	Filed herewith

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